Exhibit 10.16

                             IMS HEALTH INCORPORATED

                            EMPLOYEE PROTECTION PLAN


       IMS Health Incorporated (the "Company") wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company hereby establishes the IMS Health Incorporated Employee Protection Plan (the "Plan").

Section 1 - DEFINITIONS

       1.1 "Cause" shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports, directly or indirectly, or by the board of directors of either the Company or the Participating Company which employs the Eligible Employee, (c) failure by the Eligible Employee to observe material policies of the Company or Participating Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

       1.2 "Change In Control" shall mean the occurrence, after the effective date hereof, of one of the following events:

       (a) any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) becomes the "Beneficial Owners" (as defined in Rule 13d-3 under the Exchange
              Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities;

       (b) during any period of 24 months (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the board of directors of the Company (the "Board"), and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraphs (a), (c), or (d) of this definition, (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control, or (iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

       (c) the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (i) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

       (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

       (e) the Board adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

       1.3 "Change in Control Period" shall mean the period beginning upon a Change in Control and ending at the end of the 12th month following the Change in Control.

       1.4 "Cognizant" shall mean the Cognizant Corporation (which since the Spinoff Date has been renamed Neilsen Media Research, Inc.).

       1.5 "Committee" shall mean the Compensation and Benefits Committee of the Board of Directors of the Company.

       1.6 "Eligible Employee" shall mean a full-time salaried employee or regular part-time salaried employee of (a) the Company, (b) a Participating Company, or (c) any affiliated entity of the Company (other than a Participating Company) which employee has been selected to participate in the Plan by the Employee Benefits Committee; provided, however, that (i) an employee who has entered into an agreement with the Company or a Participating Company which expressly excludes such employee from participation in this Plan (e.g., by naming this Plan or excluding participation in Company-sponsored severance plans generally) and which remains in effect at the date of such employee's termination of employment shall not be an Eligible Employee; and (ii) an employee who otherwise would qualify but who is not on the United States payroll shall be an Eligible Employee only if so determined by the Employee Benefits
Committee, and such Eligible Employee, and any employee who qualifies as an Eligible Employee under clause (c) of this definition, shall be subject to such additional terms and limitations as the Employee Benefits Committee may deem necessary or advisable. Each Eligible Employee shall be designated as within one of the groups specified as "Selected Executives," "Level A," "Level B," or "Level C" on Attachment A hereto.

       1.7 "Eligible Termination" shall mean (a) an involuntary termination of employment by the Company or a Participating Company for any reason, except that, in the case of any Eligible Employee, an involuntary termination for Cause will not constitute an Eligible Termination and, in the case of any Eligible
Employee designated as within Level A, Level B, or Level C on Attachment A hereto, an involuntary termination due to unsatisfactory performance will not constitute an Eligible Termination (unless otherwise determined by the Employee Benefits Committee or a person to whom such Committee has delegated authority under the Plan); or (b) a resignation mutually agreed to in writing by the Company or a Participating Company and the Eligible Employee, in which writing it is expressly agreed that benefits under this Plan will be available to the Eligible Employee. The foregoing notwithstanding, an Eligible Termination shall not include (x) a unilateral resignation; or (y) any termination where an offer of employment is made to the Eligible Employee of a comparable position at the Company or an affiliate or, if such termination occurs within six months following the Spinoff Date, at Nielsen Media Research, Inc., in any case concurrently with his or her termination.

       1.8 "Employee Benefits Committee" shall mean a committee of Company management employees heretofore established by the Committee.

       1.9 "Participating Company" shall mean any entity affiliated with the Company which has been designated to participate in the Plan by action of the Employee Benefits Committee.

       1.10 "Salary" shall mean an Eligible Employee's annual base salary in effect immediately prior to his or her termination of employment, except as otherwise provided in Section 2 hereof and Section 1 of Attachment C hereto.

       1.11 "Severance Agreement and Release" shall mean an agreement signed by the Eligible Employee substantially in the form attached hereto as Attachment D. The foregoing notwithstanding, the Company may, by action of its chief human resources officer or chief legal counsel or a person delegated authority by one of such persons, modify the form of Severance Agreement and Release to be signed by any Eligible Employee, subject to such limitations or procedures as may be specified by the Employee Benefits Committee, and provided that, during the Change in Control Period, such Agreement shall not be modified in a manner that increases the obligations or decreases the rights of the Eligible Employee as compared to the form of such Agreement in use prior to the Change in Control.

       1.12 "Spinoff Date" shall mean the date on which there was effected the distribution of common stock of the Company owned by Cognizant to holders of record of shares of common stock, par value $0.01 per share, of Cognizant.

       1.13 "Year of Service" shall mean, for purposes of applying the formula set forth in Attachment B, each full and partial year of employment with the Company, any Participating Company, and otherwise as specified in the final sentence of this definition, in each case beginning with the Eligible Employee's initial date of hire; provided, however, that (i) all partial years of service shall be aggregated for purposes of determining the total number of Years of Service; (ii), in the case of an Eligible Employee who was not continuously employed, no period of employment previously taken into account, if such
Eligible Employee was eligible for severance benefits upon any prior termination, shall be taken into account in determining Years of Service hereunder; and (iii), in the case of an Eligible Employee who was a regular part-time employee during any period of employment which would be taken into account in determining his or her Years of Service, such period shall be adjusted to equivalent full-time employment for purposes of determining Years of Service by multiplying the total number of weeks in such period by a fraction the numerator of which is the total number of hours such employee was scheduled to work during each week and the denominator of which is the number of hours a full-time employee would have been scheduled to work during such week, and dividing the product by 52. The Eligible Employee shall continue to accrue Service for purposes of this definition during approved leaves of absence, military service absences, paid holidays, paid vacations, temporary absences due to illness or injury, disability, or any other cause, if and to the extent that service is customarily accrued for purposes of the retirement plan or plans of the Company or Participating Company which then employs the Eligible Employee. With respect to periods of employment with companies which are acquired or become affiliated with the Company after the Spinoff Date, any periods of employment of an Eligible Employee prior to the date of acquisition or affiliation will not be taken into account in determining Years of Service unless expressly approved in writing by the Employee Benefits Committee. Other provisions of this Plan notwithstanding and to the extent required by any Employee Benefits Agreement among Cognizant, Nielsen Media Research, Inc., and the Company, "Years of Service" shall include all periods of employment prior to the Spinoff Date to the extent such employment would have been taken into account under the Cognizant Career Transition Plan as in existence immediately prior to the Spinoff Date.

Section 2 - SEVERANCE BENEFITS

       2.1 Subject to the provisions of this Section 2 (including the condition set forth in Section 2.4), in the event of an Eligible Termination by an Eligible Employee:

       (a) If the Eligible Termination occurs not within a Change in Control Period, the Eligible Employee shall be entitled to receive from the Company or a Participating Company the Salary continuation and benefits in the amount determined in accordance with Attachment C for the period specified on Attachment B hereto, subject to Section 2.2 and 2.3; and

       (b) If the Eligible Termination occurs within the Change in Control Period, the Eligible Employee shall be entitled to receive from the Company or a Participating Company the Salary continuation in an amount equal to 130% of the amount determined in accordance with Attachment C for the period specified on Attachment B hereto and benefits for the period specified on Attachment B hereto, subject to Section 2.2 and 2.3; provided, however, that if the Company or a Participating Company and the Eligible Employee have entered into a Change-in-Control Agreement or other agreement specifically providing for severance payments and benefits upon specified terminations following a change in control of the Company which is in effect at the date of the Eligible Termination (whether or not severance payments and benefits are actually payable under such other agreement), no Salary continuation or benefits shall be payable to the Eligible Employee under this Plan.

       2.2 If, during the period that Salary and benefits continuation is to be provided under Section 2.1 and Attachment B hereto, the Eligible Employee earns or accrues compensation and benefits under any employment or compensatory arrangement for services provided to any party other than the Company or a Participating Company (including as an employee, consultant, owner, partner, associate, agent, independent contractor, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on services of the Eligible Employee), the Salary continuation payments and benefits continuation shall terminate as of the date such services commenced. The Eligible Employee shall inform the Employee Benefits Committee of any such employment or other arrangement under which such services will be provided, prior to or upon commencement of such employment or arrangement, including the date as of which such employment or services commenced. The Company or a Participating Company shall be entitled to recover from the Eligible Employee any payments and the fair market value of benefits previously made or provided to the Eligible Employee under the Plan which would not have been paid under this Section 2.2 if the Employee Benefits Committee had adequate prior notice of the matters specified in the preceding sentence. If, during the period that Salary and benefits continuation is to be provided under Section 2.1 and Attachment B hereto, the Eligible Employee becomes reemployed by the Company or a Participating Company or enters into a compensation arrangement with the Company or a Participating Company not contemplated at the time of his or her termination, Salary and benefits continuation hereunder will continue only if and to the extent determined by the Employee Benefits Committee. All determinations under this Section 2.2 shall be made in the sole discretion of the Employee Benefits Committee.

       2.3 Unless otherwise determined by the Employee Benefits Committee, the amount of Salary payable during the period specified in Attachment B shall be reduced by each of the following amounts, if any, applicable to the Eligible Employee (but not reduced to an amount less than zero pursuant to this Section 2.3):

       (i) the amount of any sign-on bonus or any other amount(s) paid by the Company or any of its affiliated entities to the Eligible Employee (other than the payment of base salary, performance-related bonuses, or reimbursement of business-related expenses incurred by the Eligible Employee) in connection with the Eligible Employee's commencement of employment, if such payment(s) occurred within twelve months of the date of the Eligible Termination, or

       (ii) the amount of any severance payments, termination payments or any other amounts paid or payable to the Eligible Employee arising from or relating to the termination of employment of the Eligible Employee by the Company or any affiliated entity, whether the rights to such payments arise from (a) severance or other benefit plans sponsored by the Company or any of its affiliated entities,
              (b) the laws of any governmental entity, (c) the requirements of any works council or labor organization, or (d) the terms of any agreement between the Eligible Employee and the Company and/or any of its affiliated entities.

If reduced in accordance with this Section 2.3, the aggregate amount of Salary payable during the period specified in Attachment B shall equal the aggregate amount of Salary that would have been payable over the entire period (i.e., before any reduction) minus the amount referred to in clause (i) of this Section and minus the amount referred to in clause (ii) of this Section. Such aggregate amount of Salary shall be payable proportionately over the period during which Salary continuation is to be paid, as specified in Attachment B hereto.

       2.4 The grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee's signing a Severance Agreement and Release and the expiration of any revocation period set forth therein.

       2.5 Notwithstanding any other provision contained herein (except as set forth in this Section 2.5), the Chief Executive Officer of the Company or an officer to whom the Chief Executive Officer has delegated authority may, at any time, take such action as such officer, in such officer's sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Section 2.1, including the amount payable as Salary during the period specified in Attachment B, or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan provided that the Chief Executive Officer or such delegatee reports any reduction or increase in benefits or other modification of the terms and conditions hereof to the Employee Benefits Committee. Notwithstanding the foregoing, during the Change in Control Period, the Chief Executive Officer and any delegatee may not reduce by any amount the benefits otherwise payable to an Eligible Employee pursuant to Section 2.1(b) or otherwise modify the terms and conditions applicable to an Eligible Employee under the Plan. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a "welfare benefit plan" under section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

       2.6 In the event the Company or a Participating Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan if the Eligible Employee does not resume active employment prior to termination of employment. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee's termination of employment or resumption of active employment.

Section 3 - AMENDMENT AND TERMINATION

       3.1 The Company reserves the right to terminate the Plan at any time and without any further obligation by action of its Board of Directors or such other person or persons to whom the Board properly delegates such authority; provided, however, during a Change in Control Period, the Company may not terminate the Plan.

       3.2 The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of its Board of Directors, the Committee or such other person or persons to whom the Board or the Committee properly has delegated such authority; provided, however, that during a Change in Control Period, the Company may not modify or amend the terms of the Plan in a manner which reduces the compensation or benefits otherwise payable hereunder; and provided further, that the Company may not modify or amend the terms of the Plan in a manner which materially adversely affects the rights of a person who has commenced to receive compensation or benefits hereunder following an Eligible Termination.

       3.3 All modifications of or amendments to the Plan shall be in writing.

Section 4 - ADMINISTRATION OF THE PLAN

       4.1 The Employee Benefits Committee shall be the Plan Administrator and shall have the exclusive right, power and authority to:

       (a)    construe and interpret any and all of the provisions of the Plan;

       (b)    establish a claims and appeals procedure; and

       (c) consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for Salary and benefits continuation arising under the Plan.

Any  decision  or action of the  Employee  Benefits  Committee  pursuant to this
Section 4.1 shall be in the sole discretion of the Employee Benefits Committee and shall be conclusive and binding on any affected person.

       4.2 With respect to any function of the Employee Benefits Committee under the Plan, the Employee Benefits Committee may, in its sole discretion, delegate its authority under the Plan to any employee(s) or committee of employees of the Company or Participating Companies, and may designate such employee(s) or committee to function as or act on behalf of the Employee Benefits Committee.

       4.3 The Company shall indemnify any individual who is a director, officer or employee of the Company or any affiliate, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

Section 5 - MISCELLANEOUS

       5.1 Neither the establishment of the Plan nor any action of the Company or a Participating Company, the Committee, Employee Benefits Committee or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company and Participating Companies expressly reserve the right to discharge any employee whenever the interest of the Company or a Participating Company, in its sole judgment, may so require, without any liability on the part of the Company or a Participating Company, the Committee, Employee Benefits Committee or any fiduciary.

       5.2 Benefits payable under the Plan shall be paid out of the general assets of the Company or a Participating Company. The Company and any Participating Company need not fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding the Company or any Participating Company from funding or setting aside amounts in anticipation of paying such benefits. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Company or the Participating Company that employed such Eligible Employee.

       5.3 The Company or a Participating Company shall deduct from the amount of any Salary continuation or other benefits payable hereunder amounts required by law to be withheld for the payment of any taxes and any other amount properly to be withheld.

       5.4 Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

       5.5 This Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws, except to the extent superseded by applicable federal law.

       5.6 This Plan will be of no force or effect to the extent superseded by foreign law. In addition, the terms and conditions of participation of any Eligible Employee whose employment is subject to the laws or customs of any jurisdiction other than the United States or a state thereof may be modified by the Employee Benefits Committee to conform to or otherwise take into account such laws and customs; in no event shall severance benefits be payable hereunder if and to the extent that such benefits would duplicate severance benefits payable in accordance with such laws and customs, although severance benefits payable hereunder may supplement those payable under such laws and customs.

       5.7 This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and any predecessor (whether written or unwritten), including any severance arrangement described in any document setting forth an offer of employment. Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of (i) any written individual employment agreement between an employee and the Company or a Participating Company which results in such employee not being an Eligible Employee hereunder;
(ii) any Change-in-Control Agreement or other agreement referred to in Section 2.1(b); and (iii) any other agreement entered into between an employee and the Company or a Participating Company after the effective date of this Plan which expressly supersedes the provisions of this Plan (i.e., by naming this plan) and which remains in effect at the date of such employee's termination of employment. Benefits payable under the Plan shall be offset by any other severance or termination payment made by the Company or any of its subsidiaries including, but not limited to, amounts paid pursuant to any agreement or law.

       5.8 This Plan shall be effective as of December 1, 1998.

                                                                    Attachment A


                             IMS HEALTH INCORPORATED

                            EMPLOYEE PROTECTION PLAN

                     Designated Groups of Eligible Employees

       For purposes of the Employee Protection Plan (the "Plan") of IMS Health Incorporated (the "Company"), an employee of the Company or any Participating Company (as defined in the Plan) who is an Eligible Employee (as defined in the Plan) shall be assigned to the Designated Group in accordance with the chart below. An Eligible Employee's Designated Group assignment generally will determine the period of Salary and benefits continuation upon an Eligible Termination under Section 2 of the Plan and Attachment B thereto, subject to the terms of the Plan.


       Designated Group       Participation Criteria       Salary Range

       Selected Executives    Persons who have             N/A
                              entered into Change
                              in Control Agreements

       Level A                Persons who have not         $150,000 and greater
                              entered into Change in
                              Control Agreements

       Level B                Persons who have not         $75,000 - $149,999
                              entered into Change in
                              Control Agreements

       Level C                All other Eligible Em-       N/A
                              ployees as defined in
                              the Plan

                                                                    Attachment C


                             IMS HEALTH INCORPORATED

                            EMPLOYEE PROTECTION PLAN

        Certain Terms and Conditions of Salary and Benefits Continuation


       An Eligible Employee entitled to salary and benefits continuation under the Employee Protection Plan (the "Plan") of IMS Health Incorporated (the "Company") shall, subject to Section 2 of the Plan, receive the payments and benefits specified below. Capitalized terms used but not defined herein shall have the meanings as defined in the Plan.

       1.     Salary Continuation

       The Eligible Employee shall receive Salary continuation for the period specified under Section 2 of the Plan and Attachment B thereto (the "Salary Continuation Period"). Salary continuation hereunder shall be paid at the times during such Salary Continuation Period the Eligible Employee's salary would have been paid if employment had not terminated. Solely for purposes of determining the amount payable during the Salary Continuation Period and for no other purposes of the Plan, the Employee Benefits Committee may, in its sole discretion, include an additional cash amount as part of the amount of Salary continuation, in order to reflect any periodic payment being received as compensation by the Eligible Employee in addition to Salary immediately prior to termination and to ensure comparability of benefits among Eligible Employees receiving benefits under the Plan. All Salary and benefit continuation payments shall be subject to termination upon commencement of employment or services and otherwise as provided in Section 2.2 of the Plan.

       2.     Welfare Benefit Continuation

       Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Company for such benefits. For purposes of determining an Eligible Employee's entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee's 18-month or other period of coverage shall commence on his or her termination of employment.

       3.     Annual Bonus Payment

       Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination shall be paid if the Eligible Employee was a participant in the annual bonus plan of the Company or a

Participating Company (the "Annual Incentive Plan") immediately prior to termination of employment and the Eligible Employee was employed by the Company or a Participating Company for at least six full months during the calendar year of termination. In such event, the Eligible Employee shall receive a cash amount equal to the actual bonus which would have been payable to the Eligible Employee under such Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. The foregoing notwithstanding, (i) no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance, unless otherwise determined by the Employee Benefits Committee or, in the case of an executive officer of the Company, by the Compensation and Benefits Committee of the Company's Board of Directors, and (ii) no amount shall be paid under this paragraph in the event that Salary and benefits continuation has previously ceased by operation of
Section 2.2 of the Plan. The terms of this paragraph 3 supersede those of any Annual Incentive Plan, so that no payment shall be made under such Annual Incentive Plan to an Eligible Employee following an Eligible Termination except as provided hereunder. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan providing bonuses based on 12-month performance periods other than the calendar year.

       4.     Long-Term Bonus Payments and Other Compensation Plans

       Bonus payouts under any bonus plan with a performance cycle of greater than one year (the "Long-Term Plan") of the Company or a Participating Company in which the Eligible Employee participates immediately prior to termination shall be determined and governed in accordance with the terms of such Long-Term Plan. Payments, forfeitures, and other events under any compensatory plan, other than those referred to in paragraphs 1 through 4 hereof, of the Company or a Participating Company shall be determined and governed in accordance with the terms of such plan.

       5.     Death

       Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Attachment C shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

       6.     Other Benefits

       The Eligible Employee shall be entitled to such outplacement services during the Salary Continuation Period as may be provided by the Company or a Participating Company. During the Salary Continuation Period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

       7.     No Further Grants, Etc.

       Following an Eligible Employee's termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by the Company including, but not limited to, any Annual Incentive Plan, any Long-Term Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of the Company. Any unexercised options (whether vested or unvested), unvested restricted stock and all other benefits under any plan or program maintained by the Company (including, but not limited to, any Long-Term Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

                                                                    Attachment D

                         SEVERANCE AGREEMENT AND RELEASE

       THIS SEVERANCE AGREEMENT AND RELEASE, made by and between _______________ (hereinafter referred to as "Employee"), and IMS Health Incorporated (hereinafter deemed to include its worldwide subsidiaries and affiliates and referred to as the "Company").

                                WITNESSETH THAT:

       WHEREAS, Employee has been employed by the Company and/or a previously affiliated company or other predecessor since the date specified in the Appendix to this Agreement (the "Appendix"); and

       WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain salary and benefits continuation to Employee;

       NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and of the actions taken pursuant thereto, the parties agree as follows:

       1. Employee's service with the Company, including Employee's service as an officer and Employee's membership on any committees, is terminated effective on the date specified in the Appendix. By execution of this Agreement, Employee confirms his or her resignation from all such offices and committees, effective as of the date specified as "Effective Date of Termination of Service" in the Appendix.

       2. Effective on the date set forth in the Appendix, Employee will incur an "Eligible Termination" under the IMS Health Incorporated Employee Protection Plan (the "Plan"), a summary plan description of which Employee hereby acknowledges having received, and will, accordingly, be entitled to the salary and benefits continuation specified therein subject to the terms and conditions of such Plan. A summary of the benefits to which Employee is entitled under the Plan is set forth in the Appendix. Subject to the terms of the Plan, the salary and benefits continuation shall be provided during the "Severance Period," which shall extend from the date of the Eligible Termination until the earliest of (i) the "Severance Termination Date" specified in the Appendix, (ii) the termination of salary continuation and benefits under Section 2.2 of the Plan as a result of the eligible Employee earning or accruing compensation from a third party or otherwise under Section 2.2, or (iii) cessation of salary continuation and benefits under any other provision of the Plan or this Agreement (including paragraph 8 hereof). Subject to the terms of the Plan, Employee's obligations under paragraphs 3, 4 and 5 of this Agreement shall be in effect during the "Obligation Period," which shall extend from the date of the Eligible Termination until the later of (i) the "Severance Termination Date" specified in the Appendix (whether or not the Severance Period expires earlier than the Severance Termination Date) or (ii) the first anniversary of the date of the Eligible Termination.

       3. Employee agrees that , during the Obligation Period, Employee will be reasonably available to consult on matters, and will cooperate fully with respect to any claims, litigations or investigations, relating to the Company. No reimbursement for expenses incurred after the commencement of a period of inactive employee status, or if there is no such period, after termination of employment, shall be made to Employee unless authorized in advance by the Company.

       4. Employee agrees that, during the Obligation Period, Employee will not become an employee, officer, director, member, consultant, or holder of stock or other security (unless such stock or other security is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and Employee's ownership interest is not in excess of 2% of the company whose stock or other securities are being acquired), of or to a corporation, partnership or any other business or firm, which competes with any of the businesses owned or operated by the Company; nor, if Employee becomes associated with a company, partnership or individual which company, partnership or individual acts as a consultant to businesses in competition with the Company, will Employee provide services to such competing businesses. Businesses which compete with the Company include, but are not limited to, businesses engaged in [specify nature of business] , including [specify companies] and their affiliates and successors thereto. The restrictions against competition contained in this paragraph shall apply in any state of the United States in which the Company was doing business at the time of Employee's termination of employment and in any territory in which, in the six months prior to Employee's termination of employment, Employee participated in or had responsibilities with respect to Company operations in such territory. The restrictions contained in this paragraph shall apply whether or not Employee accepts any form of compensation from such competing entity or consultant. Employee also agrees that, during the Obligation Period, Employee will not recruit or solicit any customers of the Company to become customers of any business entity which competes with any of the businesses owned or operated by the Company. In addition, Employee agrees that, during the Obligation Period, neither Employee nor any company or entity Employee controls or in which Employee participates in management, shall recruit or solicit any employee of the Company to become an employee of any business entity.

       5. If, during the Obligation Period, Employee performs services for any party other than the Company or a Participating Company (whether or not such entity is in competition with the Company), Employee shall notify the Company by certified mail prior to the commencement thereof, and the salary continuation payments and benefits continuation provided under the Plan shall terminate as of the date such services commence. To "perform services" shall mean employment or other service as an employee, consultant, owner, partner, associate, agent, independent contractor, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on services of the Eligible Employee.

       6. Employee agrees that Employee will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned or held by the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case Employee will first provide the Company with written notice of such). All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. Employee further agrees to return to the Company any property of the Company which Employee may have, no matter where located, and not to keep any copies or portions thereof.

       7. Employee shall not make any derogatory or defamatory statements about the Company and shall not make any written or oral statement, news release or other announcement relating to Employee's employment by the Company or relating to the Company (including its affiliates), customers or personnel, which is designed to embarrass or criticize any of the foregoing.

       8. Employee agrees that in the event of any breach of the covenants contained in paragraphs 3, 4, 5, 6 or 7, in addition to any remedies that may be available to the Company, the Company may cease all payments and cease providing all other benefits required to be made or provided to Employee under the Plan and recover all such payments and the fair market value of all such benefits previously made to Employee pursuant to the Plan. The parties agree that any such breach would cause injury to the Company which cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or a forfeiture.

       9. Employee, for Employee, Employee's family, representatives, successors and assigns, releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which Employee had, now has or may have against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan, from the beginning of Employee's employment to and including the date of this Agreement, relating to or arising out of Employee's employment with the Company or the termination of such employment other than a claim with respect to a vested right Employee may have to receive benefits under any plan maintained by the Company. Employee represents that Employee has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan.

       10. Employee covenants that neither Employee, nor any of Employee's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Employee seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Employee's future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction.

       11. Employee acknowledges that (a) Employee has been advised to consult with an attorney at Employee's own expense before executing this Agreement and that Employee has been advised by an attorney or has knowingly waived Employee's right to do so, (b) Employee has had a period of at least [twenty-one (21) days] [forty-five (45) days] within which to consider this Agreement, (c) Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Employee fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, (e) Employee is receiving greater consideration hereunder than Employee would receive had Employee not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof and (f) the waiver or release by Employee of rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, The Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Employee has granted hereunder. Employee understands and agrees that the Company's payment of money and other benefits to Employee and Employee's signing of this Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company admits any liability whatsoever.

       12. This Agreement constitutes the entire agreement of the parties and all prior negotiations or representations are merged herein. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives, but neither this Agreement nor any rights hereunder shall be assignable by Employee without the Company's written consent. In addition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between Employee and the Company, other than those contracts and agreements excepted from the application of Section 5.7 of the Plan pursuant to the terms of such Section [(but subject to paragraph 15 hereof)], which prior agreements are hereby terminated.

       13. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid.

       14. This Agreement shall be construed in accordance with the laws of the State of New Jersey, except to the extent superseded by applicable federal law.

       15. This Agreement shall terminate in its entirety the Change in Control Agreement between the Company and Employee. [USE PROVISION IF APPLICABLE]

       IN WITNESS WHEREOF, Employee and IMS Health Incorporated, by its duly authorized agent, have hereunder executed this Agreement.


Dated:___________________          Employee:


                                   _______________________________

                                   IMS HEALTH INCORPORATED


                                   By:____________________________

                                   Title:_________________________

                                     Appendix to Severance Agreement and Release


          Summary of Terms Relating to Salary and Benefits Continuation
           Under the IMS Health Incorporated Employee Protection Plan

       Note: Terms have the meanings defined in the Employee Protection Plan and in the Severance Agreement and Release


Employment with Company Since:                    ______________________________

Effective Date of Resignation:                    ______________________________

Positions Resigned:                               ______________________________

Effective Date of Eligible Termination            ______________________________

Scheduled Date on Which Salary and
Benefits will Cease (the "Severance
Termination Date")*:                              ______________________________

Employee "Obligation Period" extends
through date:                                     ______________________________

Salary Continuation*:                              $____ per week for ____ weeks

Welfare Benefit Continuation*:        [LIST NAMES OF MEDICAL, DENTAL, LIFE PLANS
                                                   UNDER WHICH EMPLOYEE COVERED]

Annual Bonus Payment*:                 ___/12 of the annual bonus otherwise pay-
                                          able to you at time of normal payment.

Long-Term Bonus Payments:               [____/y of the long-term bonus otherwise
                                               payable to you for the __________
                                              cycles at time of normal payment.]
                                               [CONFORM TO L-T BONUS PLAN TERMS]

Executive Outplacement:                              As provided by the Company.

[Financial Planning/Counseling:]


       *      Subject  to  termination  in the event  Employee  earns or accrues
              compensation   from   non-Company   sources   prior  to  Severance
              Termination Date

The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Employee Protection Plan. Refer to your summary plan description for more detail.

                                                                    Attachment B
                             IMS HEALTH INCORPORATED
--------------------------------------------------------------------------------
                            Employee Protection Plan
--------------------------------------------------------------------------------

                                     Selected Executives                     Level A
                              (Persons with Change-in-Control   (Persons with no C-in-C Agreement
                              Agreements ("C-in-C Agreements")  and Salary of $150,000 and
                                                                up)
                              -------------------------------   ---------------------------------

Less than 1 Year of Service   26 weeks of salary and benefits   16 weeks of salary and benefits
                              continuation                      continuation
----------------------------------------------------------------------------------------------------
One Year of Service and over  1.5 weeks of salary and benefits  1.5 weeks of salary and benefits
                              continuation per $10,000 of       continuation per $10,000 of
                              salary                            salary
                              plus                              plus
                              3 weeks of salary and benefits    2 weeks of salary and benefits
                              continuation for each Year of     continuation for each Year of
                              Service                           Service

                              Subject to minimum and maximum    Subject to minimum and maximum
----------------------------------------------------------------------------------------------------
Minimum -                     26 weeks                          16 weeks
Maximum -                     104 weeks                         78 weeks



                                           Level B                             Level C
                              (Persons with no C-in-C Agreement
Less than 1 Year of Service   and Salary of                        (All Other Eligible Employees)
                              $75,000-$149,999)
----------------------------  ----------------------------------   ---------------------------------
One Year of Service and over
                              8 weeks of salary and benefits       4 weeks of salary and benefits
                              continuation                         continuation
                              ----------------------------------------------------------------------
                              1 week of salary and benefits        1 week of salary and benefits
                              continuation per $10,000 of          continuation per $10,000 of
                              salary                               salary
                              plus                                 plus
                              2 weeks of salary and benefits       1.5 weeks of salary and
----------------------------  continuation for each Year of        benefits continuation for each
Minimum -                     Service                              Year of Service
Maximum -
                              Subject to minimum and maximum       Subject to minimum and maximum
                              ----------------------------------------------------------------------
                              8 weeks                              4 weeks
                              52 weeks                             52 weeks
